Exhibit 23.2

                   Consent of Ham, Langston & Brezina, LLP


CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Computerized Thermal Imaging, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Computerized Thermal Imaging, Inc. of our report dated October 26, 1998 relating to the consolidated balance sheets of Computerized Thermal Imaging, Inc. as of June 30, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the annual report on Form 10-KSB of Computerized Thermal Imaging, Inc. for the year ended June 30, 1999.




/s/ Ham, Langston & Brezina, LLP

Houston, Texas
May 12, 2000